Exhibit 99

Ingredion Incorporated
5 Westbrook Corporate Center
Westchester, IL 60154

NEWS RELEASE

CONTACT:
Investors:  Heather Kos, 708-551-2592
Media:  Claire Regan, 708-551-2602

INGREDION INCORPORATED REPORTS STRONG THIRD QUARTER 2016 RESULTS

•                  Third quarter 2016 reported and adjusted EPS* were $1.93 and $1.96, respectively, compared to third quarter 2015 reported and adjusted EPS of $1.48 and $1.64, respectively

•                  Year-to-date 2016 reported and adjusted EPS were $5.29 and $5.46, respectively, up from $4.09 and $4.47  in the year-ago period, respectively

•                  Third quarter 2016 reported operating income of $221 million and record adjusted operating income* of $224 million

•                  Company raises 2016 adjusted EPS guidance range to $6.95-$7.10 up from $6.70-$6.90

WESTCHESTER, Ill., Nov. 2, 2016 — Ingredion Incorporated (NYSE: INGR), a leading global provider of ingredient solutions to diversified industries, today reported results for the third quarter 2016. Our results reported in accordance with U.S. generally accepted accounting principles (“GAAP”) for 2016 and 2015 include items which are excluded from the non-GAAP financial measures which we present*.

“We delivered another robust quarter with solid operating income and earnings per share. More favorable price/product mix across the portfolio, as well as our global optimization efforts contributed to margin expansion,” said Ilene Gordon, chairman, president and chief executive officer. “North America had record operating income for the quarter and operating income was up in Asia Pacific and EMEA year-over-year.  South America, although down slightly, performed better than expected as regional network optimization and restructuring efforts were accelerated to offset difficult macroeconomic conditions and foreign-exchange headwinds.

“We remain committed to our strategic blueprint which has significantly moved us toward our vision of leadership in high-value, on-trend specialty ingredients. As we continue to execute our plan, we expect an outstanding year and are raising our anticipated 2016 adjusted EPS to $6.95 to $7.10,” Gordon added.

*Adjusted Diluted Earnings Per Share (“Adjusted EPS”), adjusted operating income and adjusted effective income tax rate are non-GAAP financial measures.  See section II of the Supplemental Financial Information entitled “Non-GAAP Information” following the Condensed Consolidated Financial Statements included in this press release for a reconciliation of these non-GAAP financial measures to the most directly comparable U.S. GAAP measures.

Diluted Earnings Per Share (EPS)

	3Q15	3Q16	YTD15	YTD16
Reported EPS	$1.48	$1.93	$4.09	$5.29
Acquisition/Integration Costs	$0.03	—	$0.16	$0.01
Impairment/Restructuring Costs	$0.13	$0.02	$0.22	$0.16
Adjusted EPS**	$1.64	$1.96	$4.47	$5.46

**Totals may not foot due to rounding

Estimated factors affecting change in EPS

	3Q16	YTD16
Margin	0.21	0.93
Volume	0.01	0.16
Foreign exchange	0.03	(0.14)
Other income/(expense)	0.04	0.06
Total operating items	0.29	1.01

Financing costs	(0.01)	(0.04)
Shares outstanding	(0.04)	(0.08)
Tax rate	0.08	0.13
Non-controlling interest	—	(0.03)
Total non-operating items	0.03	(0.02)
Total items affecting EPS	0.32	0.99

Financial Highlights

•                  At September 30, 2016, total debt and cash and short-term investments were $1.89 billion and $764 million, respectively, versus $1.84 billion and $440 million, respectively, at December 31, 2015. Cash and short-term investments were higher primarily driven by higher net income.

•                  During the third quarter of 2016, net financing costs were $15 million, or $1 million higher than the year-ago period, largely due to lower interest income.

•                  During the third quarter of 2016 the company issued $500 million of 3.20 percent 10 year senior notes to repay $350 million of term loan debt and $52 million of outstanding balances on its revolving credit facility.

•                  For the third quarter of 2016, reported and adjusted effective tax rates* were both 29.2 percent compared to reported and adjusted effective tax rates of 31.8 percent and 31.9 percent, respectively, in the year-ago period. The lower rates were largely driven by the adoption of a new accounting standard for share-based compensation as well as the impact of the sharper Mexican peso devaluation in the year-ago period.

•                  Year-to-date capital expenditures were $197 million, up slightly from the year-ago period.

Business Review

Total Ingredion

$ in millions	2015 Net sales	FX Impact	Volume	Price/mix	2016 Net sales	% change
Third quarter	1,437	-19	-19	91	1,489	4%
Year-to-date	4,216	-202	26	265	4,304	2%

Net Sales

•                  Third quarter net sales were up as a result of improved price/mix in North America and South America and a more favorable product mix in both specialty and core ingredients. These factors were  partially offset by changes in foreign currency exchange rates and organic volume declines attributable to the sale of our Port Colborne, Canada, facility and difficult macroeconomic conditions in South America.

•                  Year-to-date net sales were up as a result of improved price/mix in North America and South America, a more favorable product mix in both specialty and core ingredients, as well as acquisition-related growth. These factors were mostly offset by changes in foreign currency exchange rates and organic volume declines attributable to the sale of our Port Colborne, Canada, facility and difficult macroeconomic conditions in South America.

Operating income

•                  Third quarter reported and adjusted operating income were $221 million and $224 million, respectively.  These were 27 percent and 16 percent increases, respectively, compared to $175 million of reported operating income and $192 million of adjusted operating income in the third quarter of 2015. The increases in operating income were primarily due to better price/product mix in both our specialty and core ingredients and reduced costs resulting from our global optimization efforts.

•                  Year-to-date 2016 reported and adjusted operating income were $619 million and $636 million, respectively. These were 27 percent and 20 percent increases, respectively, compared to $487 million of year-to-date 2015 reported operating income and $529 million of year-to-date 2015 adjusted operating income. The increases in operating income were primarily due to a better price/product mix in both our specialty and core ingredients, acquisition-related growth, and reduced costs resulting from our global optimization efforts. These positives were partially offset by the negative effect of foreign exchange and difficult macroeconomic conditions in South America.

•                  Third quarter reported operating income was lower than adjusted operating income by $3 million. Of this difference, $2 million is related to employee-related severance and other costs associated with the execution of a global IT outsourcing project.

North America

$ in millions	2015 Net sales	FX Impact	Volume	Price/mix	2016 Net sales	% change
Third quarter	880	1	-23	41	899	2%
Year-to-date	2,503	-13	29	115	2,634	5%

Operating income

•                  Third quarter operating income increased from $133 million to $164 million. Better price/product mix in both our specialty and core ingredients, cost synergies related to the Penford acquisition, as well as operational efficiencies driven by network optimization efforts accounted for the increase.

•                  Year-to-date operating income increased from $362 million to $474 million. Higher acquisition-related volumes, a better price/product mix in both our specialty and core ingredients, cost synergies related to the Penford acquisition, as well as operational efficiencies driven by network optimization efforts accounted for the increase.

South America

$ in millions	2015 Net sales	FX Impact	Volume	Price/mix	2016 Net sales	% change
Third quarter	257	-21	-22	62	276	8%
Year-to-date	765	-162	-51	180	731	-4%

Operating income

•                  Operating income in the third quarter was $27 million, down $1 million from a year ago. The decline was largely a result of lower volumes driven by difficult macroeconomic conditions and higher costs for corn and other inputs. This was partially mitigated by improved price/mix and the acceleration of the consolidation of Brazilian manufacturing facilities.

•                  Year-to-date operating income was $59 million, down $14 million from a year ago. The decline was largely a result of the negative effect of foreign exchange, lower volumes in Brazil and Southern Cone driven by difficult macroeconomic conditions, and higher costs for corn and other inputs. This was partially mitigated by improved price/mix and operational efficiencies.

Asia Pacific

$ in millions	2015 Net sales	FX Impact	Volume	Price/mix	2016 Net sales	% change
Third quarter	174	5	16	-11	185	6%
Year-to-date	553	-15	20	-24	534	-3%

Operating income

•                  Third quarter operating income was $29 million, up $2 million from a year ago. The increase was largely due to volume growth and margin expansion.

•                  Year-to-date operating income was $87 million, up $6 million from a year ago. Volume growth and margin expansion were partially offset by negative foreign exchange impacts.

Europe, Middle East, Africa (EMEA)

$ in millions	2015 Net sales	FX Impact	Volume	Price/mix	2016 Net sales	% change
Third quarter	126	-4	10	-2	129	3%
Year-to-date	395	-12	29	-6	405	3%

Operating income

•                  Third quarter operating income was $25 million, up $3 million from a year ago. Year-to-date operating income was $80 million, up $13 million from a year ago. In both periods, volume growth and margin expansion more than offset foreign exchange impacts.

2016 Guidance

2016 adjusted EPS, excluding acquisition-related, integration, and restructuring costs, the impact of an anticipated income tax settlement as well as any potential impairment costs, is expected to be in the range of $6.95 to $7.10 compared to adjusted EPS of $5.88 in 2015. The full-year guidance assumes, compared to last year: overall improvement in North America, Asia Pacific and EMEA, and South America down given the macroeconomic environment; an adjusted effective tax rate of approximately  30 to 32 percent; and continued trade up in our portfolio, including higher-value specialty ingredients, leading to margin expansion.

In 2016, cash generated by operations is expected to be in the range of $725 million to $775 million and capital expenditures are anticipated to be approximately $300 million.

Conference Call and Webcast

Ingredion will conduct a conference call today at 9:00 a.m. Eastern Time (8:00 a.m. Central Time) to be hosted by Ilene Gordon, chairman, president and chief executive officer, and Jack Fortnum, executive vice president and chief financial officer.

The call will be webcast in real time, and will include a visual presentation accessible through the Ingredion website at www.ingredion.com. The presentation will be available to download a few hours prior to the start of the call. A replay of the webcast will be available at www.ingredion.com.

ABOUT THE COMPANY

Ingredion Incorporated (NYSE: INGR) is a leading global ingredient solutions provider. We turn corn, tapioca, potatoes and other vegetables and fruits into value-added ingredients and biomaterial solutions for the food, beverage, paper and corrugating, brewing and other industries. Serving customers in over 100 countries, our ingredients make yogurts creamy, candy sweet, paper stronger and face creams silky. Visit ingredion.com to learn more.

Forward-Looking Statements

This news release contains or may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends these forward-looking statements to be covered by the safe harbor provisions for such statements.

Forward-looking statements include, among other things, any statements regarding the Company’s prospects or future financial condition, earnings, revenues, tax rates, capital expenditures, expenses or other financial items, any statements concerning the Company’s prospects or future operations, including management’s plans or strategies and objectives therefor and any assumptions, expectations or beliefs underlying the foregoing.

These statements can sometimes be identified by the use of forward looking words such as “may,” “will,” “should,” “anticipate,” “assume”, “believe,” “plan,” “project,” “estimate,” “expect,” “intend,” “continue,” “pro forma,” “forecast,” “outlook” or other similar expressions or the negative thereof. All statements other than statements of historical facts in this release or referred to in this release are “forward-looking statements.”

These statements are based on current circumstances or expectations, but are subject to certain inherent risks and uncertainties, many of which are difficult to predict and are beyond our control. Although we believe our expectations reflected in these forward-looking statements are based on reasonable assumptions, stockholders are cautioned that no assurance can be given that our expectations will prove correct.

Actual results and developments may differ materially from the expectations expressed in or implied by these statements, based on various factors, including the effects of global economic conditions, including, particularly, continuation or worsening of the current economic, currency and political conditions in South America and economic conditions in Europe, and their impact on our sales volumes and pricing of our products, our ability to collect our receivables from customers and our ability to raise funds at reasonable rates; fluctuations in worldwide markets for corn and other commodities, and the associated risks of hedging against such fluctuations; fluctuations in the markets and prices for our co-products, particularly corn oil; fluctuations in aggregate industry supply and market demand; the behavior of financial markets, including foreign currency fluctuations and fluctuations in interest and exchange rates; volatility and turmoil in the capital markets; the commercial and consumer credit environment; general political, economic, business, market and weather conditions in the various geographic regions and countries in which we buy our raw materials or manufacture or sell our products; future financial performance of major industries which we serve, including, without limitation, the food and beverage, paper, corrugated, and brewing industries; energy costs and availability, freight and shipping costs, and changes in regulatory controls regarding quotas, tariffs, duties, taxes and income tax rates; operating difficulties; availability of raw materials, including potato starch, tapioca and the specific varieties of corn upon which our products are based; energy issues in Pakistan; boiler reliability; our ability to effectively integrate and operate acquired businesses; our ability to achieve budgets and to realize expected synergies; our ability to complete planned maintenance and investment projects successfully and on budget; labor disputes; genetic and biotechnology issues; changing consumption preferences including those relating to high fructose corn syrup; increased competitive and/or customer pressure in the corn-refining industry; and the outbreak or continuation of serious communicable disease or hostilities including acts of terrorism.

Our forward-looking statements speak only as of the date on which they are made and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of the statement as a result of new information or future events or developments. If we do update or correct one or more of these statements, investors and others should not conclude that we will make additional updates or corrections. For a further description of these and other risks, see “Risk Factors” included in our Annual Report on Form 10-K for the year ended December 31, 2015 and subsequent reports on Forms 10-Q and 8-K.

Ingredion Incorporated (“Ingredion”)

Condensed Consolidated Statements of Income

(Unaudited)

	Three Months Ended September 30,		Change	Nine Months Ended September 30,		Change
(In millions, except per share amounts)	2016	2015	%	2016	2015	%
Net sales before shipping and handling costs	$1,568.8	$1,524.0	3%	$4,537.1	$4,469.6	2%
Less: shipping and handling costs	79.8	87.3	(9)%	232.8	253.8	(8)%
Net sales	$1,489.0	$1,436.7	4%	$4,304.3	$4,215.8	2%
Cost of sales	1,119.8	1,106.8	1%	3,241.3	3,286.6	(1)%
Gross profit	$369.2	$329.9	12%	$1,063.0	$929.2	14%

Operating expenses	148.4	139.2	7%	430.4	415.5	4%
Other (income) expense, net	(2.9)	1.9		(2.1)	2.5
Restructuring/impairment charges	2.3	13.8		15.3	24.2
Operating income	$221.4	$175.0	27%	$619.4	$487.0	27%
Financing costs, net	15.3	13.8	11%	48.2	44.2	9%
Income before income taxes	$206.1	$161.2	28%	$571.2	$442.8	29%
Provision for income taxes	60.2	51.2		171.7	138.3
Net income	$145.9	$110.0	33%	$399.5	$304.5	31%
Less: Net income attributable to non-controlling interests	2.5	2.1	19%	8.3	6.3	32%
Net income attributable to Ingredion	$143.4	$107.9	33%	$391.2	$298.2	31%

Earnings per common share attributable to Ingredion common shareholders:

Weighted average common shares outstanding:
Basic	72.5	71.6		72.2	71.6
Diluted	74.3	72.9		74.0	72.9

Earnings per common share of Ingredion:
Basic	$1.98	$1.51	31%	$5.42	$4.17	30%
Diluted	$1.93	$1.48	30%	$5.29	$4.09	29%

Ingredion Incorporated (“Ingredion”)

Condensed Consolidated Balance Sheets

(in millions, except share and per share amounts)	September 30, 2016	December 31, 2015
	(Unaudited)

Assets
Current assets
Cash and cash equivalents	$751	$434
Short-term investments	13	6
Accounts receivable — net	856	775
Inventories	736	715
Prepaid expenses	25	20
Total current assets	2,381	1,950

Property, plant and equipment — net	2,055	1,989
Goodwill	609	601
Other intangible assets — net	386	410
Deferred income tax assets	10	7
Other assets	132	117
Total assets	$5,573	$5,074

Liabilities and equity
Current liabilities
Short-term borrowings	$33	$19
Accounts payable and accrued liabilities	763	723
Total current liabilities	796	742

Non-current liabilities	164	170
Long-term debt	1,859	1,819
Deferred income tax liabilities	148	139
Share-based payments subject to redemption	27	24

Equity
Ingredion stockholders’ equity:
Preferred stock — authorized 25,000,000 shares-$0.01 par value, none issued	—	—
Common stock — authorized 200,000,000 shares-$0.01 par value — 77,810,875 shares issued at September 30, 2016 and December 31, 2015	1	1
Additional paid-in capital	1,146	1,160
Less: Treasury stock (common stock; 5,417,022 and 6,194,510 shares at September 30, 2016 and December 31, 2015, respectively) at cost	(414)	(467)
Accumulated other comprehensive loss	(1,024)	(1,102)
Retained earnings	2,842	2,552
Total Ingredion stockholders’ equity	2,551	2,144
Non-controlling interests	28	36
Total equity	2,579	2,180

Total liabilities and equity	$5,573	$5,074

Ingredion Incorporated (“Ingredion”)

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	For the Nine Months Ended September 30,
(in millions )	2016	2015

Cash provided by operating activities:
Net income	$399	$305
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	146	145
Write-off of impaired assets	—	10
Charge for fair value mark-up of acquired inventory	—	8
Decrease (increase) in margin accounts	1	(7)
Increase in other trade working capital	(46)	(59)
Other	42	79
Cash provided by operating activities	542	481

Cash used for investing activities:
Capital expenditures, net of proceeds on disposals	(197)	(193)
Payments for acquisitions, net of cash acquired of $16	—	(434)
Short-term investments	(7)	24
Cash used for investing activities	(204)	(603)

Cash provided by (used for) financing activities:
Proceeds from (payments on) borrowings, net	51	439
Issuance (repurchase) of common stock, net	21	(22)
Dividends paid (including to non-controlling interests)	(103)	(94)
Debt issuance costs	(4)	—
Excess tax benefit on share-based compensation	—	6
Cash provided by (used for) financing activities	(35)	329

Effect of foreign exchange rate changes on cash	14	(65)
Increase in cash and cash equivalents	317	142
Cash and cash equivalents, beginning of period	434	580
Cash and cash equivalents, end of period	$751	$722

Ingredion Incorporated (“Ingredion”)

Supplemental Financial Information

(Unaudited)

I.  Geographic Information of Net Sales and Operating Income

	Three Months Ended September 30,			Change	Nine Months Ended September 30,			Change
(in millions)	2016	2015		%	2016	2015		%
Net Sales
North America	$898.7	$880.0		2%	$2,634.0	$2,503.1		5%
South America	276.3	256.4		8%	731.2	764.5		(4)%
Asia Pacific	184.9	174.4		6%	534.0	553.1		(3)%
EMEA	129.1	125.9		3%	405.1	395.1		3%
Total	$1,489.0	$1,436.7		4%	$4,304.3	$4,215.8		2%

Operating Income
North America	$164.1	$133.0		23%	$473.6	$362.2		31%
South America	27.4	28.4		(4)%	59.2	73.0		(19)%
Asia Pacific	29.2	27.6		6%	86.7	81.3		7%
EMEA	25.1	21.7		16%	80.5	66.8		21%
Corporate	(21.8)	(18.3	)(a)	19%	(63.8)	(54.4	)(a)	17%
Sub-total	224.0	192.4		16%	636.2	528.9		20%
Impairment/restructuring charges	(2.3)	(13.8)			(15.3)	(24.2)
Acquisition/integration costs	(0.3)	(1.6)			(1.5)	(9.3)
Charge for fair value mark-up of acquired inventory	—	(2.0)			—	(8.4)
Total	$221.4	$175.0		27%	$619.4	$487.0		27%

(a)                   Includes $4 million of expense relating to a tax indemnification agreement with offsetting income of $4 million recorded in the provision for income taxes for the three months and nine months ended September 30, 2015.

II.  Non-GAAP Information

To supplement the consolidated financial results prepared in accordance with Generally Accepted Accounting Principles (“GAAP”), the Company uses non-GAAP historical financial measures, which exclude certain GAAP items such as acquisition and integration costs, impairment and restructuring costs, and certain other special items. The Company generally uses the term “adjusted” when referring to these non-GAAP amounts.

Management uses non-GAAP financial measures internally for strategic decision making, forecasting future results and evaluating current performance.  By disclosing non-GAAP financial measures, management intends to provide investors with a more meaningful, consistent comparison of the Company’s operating results and trends for the periods presented.  These non-GAAP financial measures are used in addition to and in conjunction with results presented in accordance with GAAP and reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP results, provide a more complete understanding of factors and trends affecting our business. These non-GAAP measures should be considered as a supplement to, and not as a substitute for, or superior to, the corresponding measures calculated in accordance with generally accepted accounting principles.

Non-GAAP financial measures are not prepared in accordance with GAAP; therefore, the information is not necessarily comparable to other companies.  A reconciliation of each non-GAAP historical financial measure to the most comparable GAAP measure is provided in the tables below.

Ingredion Incorporated (“Ingredion”)

Reconciliation of Non-GAAP Adjusted Net Income and Adjusted

Diluted Earnings Per Share (“EPS”) to GAAP Net Income and Diluted EPS

(Unaudited)

	Three Months Ended		Three Months Ended		Nine Months Ended		Nine Months Ended
	September 30, 2016		September 30, 2015		Septmber 30, 2016		September 30, 2015
	(in millions)	EPS	(in millions)	EPS	(in millions)	EPS	(in millions)	EPS

Net income attributable to Ingredion	$143.4	$1.93	$107.9	$1.48	$391.2	$5.29	$298.2	$4.09

Add back:

Impairment/restructuring charges, net of income tax benefit of $0.6 million and $3.2 million for the three months and nine months ended September 30, 2016 and $4.5 million and $8.5 million for the three months and nine months ended September 30, 2015, respectively (i)	1.7	0.02	9.3	0.13	12.1	0.16	15.7	0.22

Integration / acquisition costs, net of income tax benefit of $0.1 million and $0.6 million for the three months and nine months ended September 30, 2016 and $0.6 million and $2.7 million for the three months and nine months ended September 30, 2015, respectively (ii)	0.2	—	1.0	0.01	1.0	0.01	6.6	0.09

Charge for fair value mark-up of acquired inventory, net of income tax benefit of $0.7 million and $3.1 million, respectively (iii)	—	—	1.3	0.02	—	—	5.3	0.07

Non-GAAP adjusted net income	$145.3	$1.96	$119.5	$1.64	$404.3	$5.46	$325.8	$4.47

II. Non-GAAP Information (continued)

Ingredion Incorporated (“Ingredion”)

Reconciliation of Non-GAAP Adjusted Operating Income to GAAP Operating Income

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in millions)	2016	2015	2016	2015

Operating income	$221.4	$175.0	$619.4	$487.0

Add back:

Impairment/restructuring charges (i)	2.3	13.8	15.3	24.2

Acquisition/integration costs (ii)	0.3	1.6	1.5	9.3

Charge for fair value mark-up of acquired inventory (iii)	—	2.0	—	8.4

Non-GAAP adjusted operating income	$224.0	$192.4	$636.2	$528.9

(i) During the third quarter of 2016, the Company recorded a $2 million pre-tax restructuring charge for employee-related severance and other costs associated with the execution of IT outsourcing contracts.  For the first nine months of 2016, the Company recorded a $15 million pre-tax restructuring charge consisting of $10 million of employee-related severance and other costs associated with the execution of IT outsourcing contracts, $3 million of employee-related severance costs associated with the Company’s optimization initiative in South America and $2 million of costs attributable to the Port Colborne plant sale.  In the third quarter of 2015, the Company recorded $14 million of impairment/restructuring costs consisiting of a $10 million charge for impaired assets and $2 million of employee-related severance costs associated with our manufacturing network optimization in Brazil and $2 million of employee severance-related costs related to our Port Colborne plant sale.  Additionally, the Company's results for the first nine months of 2015 also included a restructuring charge of $10 million for employee severance-related costs associated with the Penford acquisition.

(ii) The 2016 and 2015 periods include costs related to the acquisition and integration of the businesses acquired from Penford and/or Kerr.  Additionally, the 2016 periods include costs related to the pending acquisitions of Shandong Huanong Specialty Corn Development Co., Ltd and Sun Flour Industry Co, Ltd.

(iii) The 2015 periods include the flow-through of costs assocated with the sale of Penford and/or Kerr inventory that was adjusted to fair value at the acquisition date in accordance with business combination accounting rules.

II. Non-GAAP Information (continued)

Ingredion Incorporated (“Ingredion”)

Reconciliation of Non-GAAP Adjusted Effective Income Tax Rate to GAAP Effective Income Tax Rate

(Unaudited)

	Income before		Provision for		Effective Income Tax
	Income Taxes (a)		Income Taxes (b)		Rate (b/a)
	2016		2016		2016
(Dollars in millions)	Third Qtr	First Nine Months	Third Qtr	First Nine Months	Third Qtr	First Nine Months

As Reported	$206.1	$571.2	$60.2	$171.7	29.2%	30.1%

Add back:

Restructuring charge	2.3	15.3	0.6	3.2

Acquisition / integration costs	0.3	1.5	0.1	0.6

Adjusted non-GAAP	$208.7	$588.0	$60.9	$175.5	29.2%	29.8%

	Income before		Provision for		Effective Income Tax
	Income Taxes (a)		Income Taxes (b)		Rate (b/a)
	2015		2015		2015
(Dollars in millions)	Third Qtr	First Nine Months	Third Qtr	First Nine Months	Third Qtr	First Nine Months

As Reported	$161.2	$442.8	$51.2	$138.3	31.8%	31.2%

Add back:

Impairment/restructuring charges	13.8	24.2	4.5	8.5

Acquisition / integration costs	1.6	9.3	0.6	2.7

Charge for fair value mark-up of acquired inventory	2.0	8.4	0.7	3.1

Adjusted non-GAAP	$178.6	$484.7	$57.0	$152.6	31.9%	31.5%

II. Non-GAAP Information (continued)

Ingredion Incorporated (“Ingredion”)

Reconciliation of 2016 Non-GAAP Expected Adjusted Diluted Earnings per Share (“adjusted EPS”)

to GAAP Diluted Earnings per Share (“EPS”)

(Unaudited)

	Expected EPS Range
	for Full Year 2016
	Low End	High End
Expected Adjusted EPS	$6.95	$7.10

Less:

Anticipated income tax settlement (a)	(0.54)	(0.40)

Restructuring charges	(0.18)	(0.18)

Acquisition / integration costs	(0.01)	(0.01)

GAAP EPS (b)	$6.22	$6.51

Above is a reconciliation of our full year 2016 expected adjusted diluted EPS to our diluted EPS determined in accordance with GAAP.  The amounts above may not reflect certain future charges, costs and/or gains that are inherently difficult to predict and estimate due to their unknown timing, effect, and/or significance.  These amounts include, but are not limited to, acquisition and integration costs, impairment and restructuring costs, and certain other special items.  We generally exclude these items from our adjusted EPS guidance.

(a) For the past seven years, we have been pursuing relief from double taxation under the US and Canadian tax treaty.  As a result, our US and Canadian tax returns are subject to adjustment from 2004 and forward for the specific issues being contested.  In October 2016, we were informed that the two countries reached a tentative agreement that would settle the issues for the years 2004 through 2013.  Therefore, it is likely that a conclusion to the issues being contested could be reached within 12 months of September 30, 2016.  We have not provided for the potential settlement and believe the settlement could result in additional tax expense of $23 million to $27 million, which is expected to be recorded in the fourth quarter of 2016.  In addition, as a result of the settlement we expect to record a reserve for uncertain tax positions of $7 million to $13 million for the years 2014 – 2016 in the fourth quarter of 2016.

(b) For the reasons stated above, we are more confident in our ability to predict adjusted EPS than we are in our ability to predict EPS.  Therefore, we do not provide guidance concerning GAAP EPS.